Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-205972 and 333-205973) and Form S-1 (No. 333-196153) of Symbid Corp. of our report dated March 25, 2016 relating to the consolidated financial statements of Symbid Corp., which appear in this Form 10-K.

/s/ Friedman LLP

East Hanover, New Jersey
March 25, 2016